H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Efficiente Plus DS 5 Index (Net ER) (the “Index”), a member of J.P. Morgan’s fa mil y of Efficiente indices that takes advantage of the convenience of exchange - traded products as well as the rapidly growing investment options available with ETFs to provide exposure to a wide range of asset classes and regions. On a monthly basis, the Index s ele cts from a universe of 20 ETFs and a cash index (together, the “Basket Constituents”), in accordance with the index methodology. The Index attempts to maintain its 5% volatility threshold on a daily basis by varying the exposure the Index takes to the Basket Constituents daily — increasing the exposure to the Basket Constituents when the volatility of the portfolio decreases, and decr easing the exposure when the volatility of the portfolio increases, subject to certain constraints. The Index levels incorporate the da ily deduction of a notional financing cost and a daily deduction of 0.85% per annum. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Efficiente ® Plus DS 5 Index (Net ER) Index Ticker: EFPLUS5D Pricing Date: October 27, 2022 Observation Date: October 27, 2026 Maturity Date: October 30, 2026 Contingent Digital Return: At least 34.00%* Digital Threshold: 97.50% of the Initial Value Payment at Maturity: If the Final Value is greater than or equal to the Digital Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Contingent Digital Return) If the Final Value is less than the Digital Threshold, you will receive the principal amount of your notes at maturity. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48133NC55 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48133NC55 / doctype/Product_Termsheet/document.pdf Supplement: Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1 ,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than th e price you paid for the notes, please see the hyperlink above Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. *The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 34.00% **Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purpos es. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 180.00 80.00% 34.00% 165.00 65.00% 34.00% 150.00 50.00% 34.00% 140.00 40.00% 34.00% 134.00 34.00% 34.00% 130.00 30.00% 34.00% 120.00 20.00% 34.00% 110.00 10.00% 34.00% 105.00 5.00% 34.00% 101.00 1.00% 34.00% 100.00 0.00% 34.00% 97.50 - 2.50% 34.00% 95.00 - 5.00% 0.00% 90.00 - 10.00% 0.00% 80.00 - 20.00% 0.00% 60.00 - 40.00% 0.00% 40.00 - 60.00% 0.00% 20.00 - 80.00% 0.00% 0.00 - 100.00% 0.00% 4yr Capped Digital J.P. Morgan Efficiente ® PLUS DS 5 Index (Net ER) Notes North America Structured Investments Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 3 - II dated November 4, 2020 and the underlying supplement no. 14 - I dated February 22, 2022 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated September 29, 2022 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The level of the Index will reflect a 0.85% per annum daily deduction and the deduction of a notional financing cost. • Your maximum gain on the notes is limited to the Contingent Digital Return. • Your ability to receive the Contingent Digital Return may terminate on the Observation Date. • The Index is subject to concentration risk in its allocation among the Basket Constituents Selected Risks (continued) • The Index involves risks associated with the Index’s momentum investment strategy, which may not be successful, and the Index may not approximate its initial volatility threshold or outperform an alternative strategy. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • Risks associated with non - U.S. securities market (including emerging markets and currency exchange risks), small capitalization stocks, preferred stocks and hybrid securities, fixed income securities and loans (including interest rate - related and credit risks), mortgage - backed securities, leveraged loans, REITs and master limited partnerships, commodity futures, gold and the uncertain legal and regulatory regimes that govern commodity futures. • No interest payments, dividend payments or voting rights. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • Changes in the value of Basket Constituents may offset each other. • The daily adjustment of the exposure of the Index to the monthly portfolio(s) of Basket Constituents may cause the Index not to reflect fully any price appreciation or to magnify any price depreciation of the monthly portfolio(s). • A significant portion of the Index’s exposure may be allocated to the Bond Constituents and the Cash Constituent. • We may determine the Additional Amount for your notes early if a commodity hedging disruption event occurs. • Our affiliate, J.P. Morgan Securities LLC (who we refer to as JPMS), is the index sponsor and index calculation agent and may adjust the Index in a way that affects its level. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 4yr Capped Digital J.P. Morgan Efficiente ® PLUS DS 5 Index (Net ER) Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Selected Benefits • The Index seeks to provide a dynamic and diversified asset allocation based on modern portfolio theory. The Index tracks the return of (a) a notional dynamic portfolio consisting of up to 20 exchange - traded funds, in each case with distributions, if any, notionally reinvested, and the J.P. Morgan Fallback Cash Index, less (b) the daily deduction of a notional financing cost and a daily deduction of 0.85% per annum, while targeting a specific volatility on a daily basis. • The Basket Constituents are as follows (see applicable underlying supplement and the term sheet for more information):